Exhibit 99.1

 ELINE ENTERTAINMENT GROUP REPORTS FISCAL 2004 YEAR-END RESULTS

KNOXVILLE, Tenn., Feb. 23 /PRNewswire-FirstCall/ -- Eline Entertainment Group, Inc. (OTC Bulletin Board: EEGI) recently reported its audited financial results for the fiscal year ended October 31, 2004.

Eline Entertainment Group reported revenues of $4,024,906 for fiscal 2004, representing an increase of 198% from revenues of $1,350,744 during fiscal 2003. It should be noted that fiscal 2003 revenues only include revenues from the company's Industrial Holding division for the five-month period following its acquisition of Industrial Fabrication & Repair, Inc. (IFR) in May 2003. On an unaudited, pro-forma basis, assuming that IFR's results had been included for the entire twelve months ended October 31, 2003, the company's revenues for fiscal 2003 would have totaled $3,419,992. As such, the company's fiscal 2004 revenues of $4,024,906 would have represented an increase of approximately 18% from the pro-forma fiscal 2003 total of $3,419,992.

Eline Entertainment Group reported a net loss amounting to $1,147,611 for fiscal 2004, compared to a net loss of $483,370 for fiscal 2003. Included, however, in the net loss reported for fiscal 2004 was approximately $976,200 of non-cash expenses related to value of common stock issued as compensation, as well as a reserve for commitments, contingencies and claims. In fiscal 2003, such non-cash expenses totaled only $357,060. The net loss for fiscal 2004 also includes a loss on discontinued operations totaling $244,776 resulting from the disposal of the company's 24/7 MRI subsidiary. In comparison, the loss from discontinued operations in fiscal 2003 totaled only $8,947. Absent the aforementioned non-cash expenses and the loss from discontinued operations, the Company would have reported a net profit for fiscal 2004 of approximately $73,365.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States. Its customers include Coca-Cola, PepsiCo, Tennessee Valley Authority, Kimberly-Clarke Corp., American Limestone, Gerdau AmeriSteel, Vulcan Materials Co., Harrison Construction, Blue Diamond Coal, Carlex Glass, HBD Industries and Hartco Flooring.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risk and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.

SOURCE  Eline Entertainment Group, Inc.
    -0-                             02/23/2005
    /CONTACT: Barry A. Rothman, +1-215-895-9859, for Eline Entertainment Group, Inc./